EXHIBIT 99.1 – Press release

For Immediate Release
April 8, 2009

Peoples Educational Holdings, Inc. Reports Third Quarter Fiscal 2009 Results

Saddle Brook, New Jersey, April 8, 2009 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its financial results for its third quarter and nine months year-to-date ended February 28, 2009.

Revenue for the quarter ended February 28, 2009 was $5.2 million, down 18.6% from the same period in the prior year.  Revenue from the Test Preparation, Assessment, and Instruction product group was $4.4 million for the quarter, down 21.7% over the prior year.  College Preparation revenue for the quarter was $806,000, an increase of 4.5% from the prior year.  Net loss for the quarter was $945,000, as compared to a net loss of $852,000 in the prior year.  Basic and diluted net loss per common share was $0.21 for the quarter, compared to $0.19 for the same period last year.  Non-GAAP net loss (see Exhibit 1) for the quarter was $458,000 or $0.10 per basic and diluted share compared to a non-GAAP net loss of $460,000 or $0.10 per basic and diluted share in the prior year.

Revenue for the nine months ended February 28, 2009 was $29.5 million, down 7.2% from the same period in the prior year.  Revenue from the Test Preparation, Assessment, and Instruction product group was $17.1 million for the nine month period, down 11.9% over the prior year.  College Preparation revenue for the period was $12.3 million, flat with the prior year.  Net income for the nine month period was $158,000, an improvement of $270,000 over the prior year.  Basic and diluted net income per common share for the current nine month period was $0.04 compared to a loss of $0.03 per share in the prior year.  Non-GAAP net income (see Exhibit 1) for the nine month period was $1.0 million or $0.23 per basic and diluted share, compared to $737,000 or $0.17 and $0.16 per basic and diluted share, respectively, in the prior year.

Financial Highlights for the Nine Months Ending February 28, 2009

•	Free Cash Flow (see Exhibit 2) improved $1.9 million on a year-over-year basis from $255,000 to $2.2 million.
•	Net Income for the period was $158,000, an improvement of $270,000 from the prior year.
•	Non-GAAP Net Income (see Exhibit 1) improved $0.3 million on a year-over-year basis to $1.0 million.
•
Direct Costs efficiencies realized in the prior year are being maintained. Direct Costs in total have increased from 43.5% of revenue in the prior year to 44.9%; however this increase is due to a change in revenue mix.  Product costs, as a percentage of revenue within our Testing, Assessment and Instruction, and College Preparation product groups are consistent with the prior year.

•	Selling and Marketing costs decreased 18.9% from $8.5 million in the prior year to $6.9 million in the current year.
•	General and Administrative expenses of $3.5 million remained consistent with the prior year.
•	Bank Debt at February 28, 2009 was $13.7 million, a decrease of $3.0 million from the same period end in the prior year.
•
Interest expense decreased from $1.1 million to $564,000 primarily due to lower average outstanding debt on a year-over-year basis and a decrease of $202,000 in the mark-to-market interest expense adjustment related to the swap portion of our term loan.

Business Outlook

Brian T. Beckwith, President and CEO, commented, “While the third quarter was particularly challenging compared to the prior year, it is historically our smallest quarter in terms of revenue.  We are hopeful that the federal stimulus funding will improve market performance beginning in the fourth quarter of our fiscal year.  Although our nine month year-to-date revenue was down approximately 7% over the prior year due to the difficult market for supplemental instructional products, I am pleased that through cost containment initiatives, our net income, non-GAAP net income, free cash flow and debt position have improved significantly as compared to the same period in prior year.”

 “Based on our nine month results, we are reconfirming our previously issued guidance of revenue to be between $37 million to $39 million, net income to be between $0 and $200,000 and non-GAAP net income to be between $500,000 and $800,000.  In addition, we expect positive free cash flow to range between $1.0 million and $1.5 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are non-GAAP financial measures within the meaning of SEC Regulation G.  Peoples Educational Holdings, Inc. believes presenting non-GAAP net income and non-GAAP earnings per share and free cash flow are useful to investors because it describes the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures.  Company management uses these non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods.  The non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction
Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests.

Instruction: The Company produces and sells proprietary state customized print worktexts, and print and web-based delivered assessments.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, the Company’s backlist remedial and multicultural products are included in this group.

College Preparation
The Company distributes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers, and also creates proprietary supplemental materials for this market.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	UNAUDITED		UNAUDITED
(In Thousands-Except Share Data)	February 28, 2009	May 31, 2008	February 29, 2008
ASSETS
Current Assets
Cash and Cash Equivalents	$33	$53	$131
Accounts Receivable Net of Allowances for
Doubtful Accounts and Returns	1,706	3,664	2,625
Inventory	3,941	4,394	4,807
Prepaid Expenses and Other	370	404	431
Prepaid Marketing Expenses	964	829	735
Deferred Income Taxes	661	1,024	1,157
Total Current Assets	7,675	10,368	9,886
Equipment - At Cost, Less Accumulated Depreciation
of $2,215, $1,994 and $1,917, respectively	446	566	634
Other Assets
Deferred Prepublication Costs, Net	13,826	15,200	16,003
Deferred Income Taxes	1,796	1,536	1,028
Trademarks, Net	191	191	167
Prepaid Expenses and Other	376	263	329
Prepaid Marketing Expenses	123	495	630
Total Other Assets	16,312	17,685	18,157
Total Assets	$24,433	$28,619	$28,677
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,045	$2,042	$2,048
Accounts Payable	2,830	4,906	3,228
Accrued Compensation	232	247	322
Other Accrued Expenses	294	347	555
Deferred Revenue	403	475	634
Total Current Liabilities	5,804	8,017	6,787
Long Term Obligations, Less Current Maturities	11,885	14,046	14,696
Total Liabilities	17,689	22,063	21,483
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued	-	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares; issued 4,478,434
shares, 4,470,734 shares and 4,470,734 shares, respectively	89	89	89
Additional Paid In Capital	8,043	8,013	7,989
Accumulated Deficit	(1,324)	(1,482)	(820)
Treasury Stock - 16,232 shares for all periods, at cost	(64)	(64)	(64)
Total Stockholders' Equity	6,744	6,556	7,194
Total Liabilities and Stockholders' Equity	$24,433	$28,619	$28,677

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	February		February
	2009	2008	2009	2008

Revenue, Net	$5,204	$6,390	$29,481	$31,759

Cost of Revenue
Direct Costs	1,733	2,086	13,242	13,825
Prepublication Cost Amortization	1,688	1,671	5,040	5,066
Total	3,421	3,757	18,282	18,891

Gross Profit	1,783	2,633	11,199	12,868

Selling, General and Administrative Expenses	3,146	3,611	10,366	11,967

Income (Loss) from Operations	(1,363)	(978)	833	901

Other Expenses, Net	2	18	18	42
Interest Expense	126	392	564	1,134

Income (Loss) Before Income Taxes	(1,491)	(1,388)	251	(275)

Income Tax Expense (Benefit)	(546)	(536)	93	(163)

Net Income (Loss)	$(945)	$(852)	$158	$(112)

Net Income (Loss) per Common Share:
Basic and Diluted	$(0.21)	$(0.19)	$0.04	$(0.03)

Weighted-average Number of
Common Shares Outstanding:
Basic and Diluted	4,457	4,455	4,455	4,441

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands)	Nine Months Ended
	February
	2009	2008
Cash Flows From Operating Activities
Net Income (Loss)	$158	$(112)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities
Depreciation	221	232
Amortization of Prepublication Costs and Intangible Assets	5,048	5,092
Stock-Based Compensation	30	26
Market Value Adjustment of Interest Rate Swap	36	238
Deferred Income Taxes	103	(159)
Changes in Assets and Liabilities
Accounts Receivable	1,958	1,336
Inventory	453	463
Prepaid Expenses and Other	(79)	(56)
Prepaid Marketing Expenses	237	309
Accounts Payable and Accrued Expenses	(2,144)	(3,311)
Deferred Revenue	(72)	307
Net Cash Provided By Operating Activities	5,949	4,365

Cash Flows From Investing Activities
Purchases of Equipment	(101)	(169)
Expenditures for Intangibles	(8)	(52)
Expenditures for Prepublication Costs	(3,666)	(3,889)
Net Cash Used In Investing Activities	(3,775)	(4,110)

Cash Flows From Financing Activities
Net Payments Under Line of Credit	(663)	(178)
Proceeds From the Exercise of Stock Options	-	88
Principal Payments On Long-Term Debt	(1,531)	(132)
Net Cash Used In Financing Activities	(2,194)	(222)

Net Increase (Decrease) in Cash and Cash Equivalents	(20)	33
Cash and Cash Equivalents
Beginning of Period	53	98
End of Period	$33	$131
Supplemental Cash Flow Information
Cash Payments for:
Interest	$581	$929

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss) - Exhibit 1

(In Thousands - Except per Share Data)

	Three Months Ended		Nine Months Ended
	February		February
	2009	2008	2009	2008
Net Income (Loss)	$(945)	$(852)	$158	$(112)

Amortization of Prepublications Costs	1,688	1,671	5,040	5,066
Cash Expenditures for Prepublication Costs	(926)	(1,119)	(3,666)	(3,889)
Market Value Adjustment of Interest Rate Swap	11	102	36	238
Adjusted Benefit for Income Taxes	(286)	(262)	(522)	(566)
Non-GAAP Net Income (Loss)	$(458)	$(460)	$1,046	$737

Basic Weighted Shares Outstanding	4,457	4,455	4,455	4,441
Diluted Weighted Shares Outstanding	4,457	4,455	4,455	4,475

Basic Non-GAAP Earnings (Loss) Per Share	$(0.10)	$(0.10)	$0.23	$0.17
Diluted Non-GAAP Earnings (Loss) Per Share	$(0.10)	$(0.10)	$0.23	$0.16

Reconciliation of Net Cash Provided (Used) by Operating Activities to Free Cash Flow - Exhibit 2

(In Thousands - Except per Share Data)

	Three Months Ended		Nine Months Ended
	February		February
	2009	2008	2009	2008
Net Cash Provided (Used) by Operating Activities	$(2,484)	$(2,294)	$5,949	$4,365
Cash Expenditures for Equipment and Trademarks	(10)	(87)	(109)	(221)
Cash Expenditures for Prepublication Costs	(926)	(1,119)	(3,666)	(3,889)
Free Cash Flow	$(3,420)	$(3,500)	$2,174	$255